UNITED STATES
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MIMEDX GROUP, INC.
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On May 9, 2022, the Registrant published a Press Release as set forth below:.

MIMEDX Comments on Prescience Point’s False and Misleading Statements

Cautions Shareholders Not to Let Prescience Point Unravel MIMEDX’s Transformation

Urges Shareholders to Protect their Investments by Voting “FOR” Dr. Phyllis Gardner and James L. Bierman

Highlights Prescience Point’s and Eiad Asbahi’s True Agenda

MARIETTA, Ga. May 9, 2022 – MIMEDX Group, Inc. (NASDAQ: MDXG) (“MIMEDX” or the “Company”), a transformational placental biologics company, today commented on Prescience Point Capital Management’s (“Prescience Point”) highly misleading press release on May 6, 2022. MIMEDX urges shareholders to vote “FOR” the Company’s highly qualified and independent directors – Dr. Phyllis Gardner and James L. Bierman – on the WHITE proxy card.

MIMEDX Has the Right Board and Management Team to Continue Transforming the Company
and Drive Significant Value Creation

The MIMEDX Board and management team are made up of highly qualified executives and industry leaders who have transformed the Company after years of turmoil. The Board’s composition reflects significant input from shareholders and demonstrates a commitment to refreshment, increased diversity and subject-matter expertise, resulting in an entirely refreshed Board since June of 2019. The management team, led by Timothy R. Wright, has helped build an entirely new culture at the Company, rooted in ethics, integrity, and core values, which is methodically focused on strategic long-term execution.

MIMEDX is confident in the steps we are taking to advance our strategy, and recently reported a third consecutive quarter of double-digit growth in our continuing portfolio of products. These results reflect the commercial team’s solid execution, and performance towards initiatives designed to achieve sustainable growth and enhance shareholder value. Led by Tim Wright, MIMEDX has also successfully accomplished a number of governance, operational and financial milestones that have been critical to restoring the Company’s credibility, integrity and reputation, improving business liquidity, and transforming the culture of the organization. A company’s integrity and credibility stem from exemplary leadership, and MIMEDX does not compromise on its core values and commitments.

The two directors standing for re-election this year – Dr. Phyllis Gardner and Mr. James L. Bierman – both exemplify this commitment. Both are highly respected in the life sciences industry and have made significant contributions to our successful turnaround, positioning MIMEDX for substantial shareholder value creation. Dr. Gardner and Mr. Bierman bring important skills, business acumen, public company board and industry experience to guide and oversee the Company as fiduciaries at this critical time.

•Phyllis Gardner, M.D., an independent director, has spent over 35 years in academia and offers significant medical expertise and industry experience including as a Professor of Medicine at Stanford University. Dr. Gardner stands for independent scrutiny and accountability, as evidenced by her early, original, and accurate analysis of the science underlying Elizabeth Holmes plan for drug-testing at Theranos. She has served on the board of directors of several public and private companies, as well as an advisor and in various consulting capacities, including as Principal Scientist at a major drug delivery company. Dr. Gardner has been a member of the Harvard

Medical School Board of Fellows since April 2013 and is a scientific reviewer for the Cancer Prevention and Research Institute of Texas.

•James L. Bierman, an independent director, brings substantial operational and financial experience in M&A and the healthcare sector. He is an accomplished and experienced executive and public company director in the healthcare industry, having served as President and Chief Executive Officer, and as a member of the board of directors, of Owens & Minor, Inc. (NYSE: OMI), a Fortune 500 company and a leading distributor of medical and surgical supplies. Earlier in his career, Mr. Bierman served as Executive Vice President and Chief Financial Officer at Quintiles Transnational Corp and, prior to joining Quintiles Transnational, he was a partner at Arthur Andersen LLP for over a decade. In addition to MIMEDX, Mr. Bierman currently serves on the board of directors of Tenet Healthcare Corporation (THC) and Novan, Inc.

Prescience Point is Trying to Unravel Years of Methodical Progress and Revive the Short-Termism that Led to Significant Litigation, Regulatory Investigation and the Delisting of our Stock

Members of the MIMEDX Board and senior management team have engaged extensively with Prescience Point and its founder, Mr. Asbahi, for more than three years in 46 meetings – a track record Mr. Asbahi repeatedly downplays and misrepresents to his fellow holders. Mr. Asbahi’s intentions have been made perfectly clear to the MIMEDX Board and management team. Mr. Asbahi approached management on April 8, 2022 and the MIMEDX Board and management team were quick to engage in good faith in an effort to understand his concerns and hear his ideas. Not only did Mr. Asbahi fail to provide any specific solutions for the Board to consider but he was not interested in maintaining a constructive dialogue with any members of the MIMEDX leadership team.

MIMEDX continues to execute its strategy following a tumultuous period in our history, and has restored the Company’s integrity, transformed the culture of the organization and re-established MIMEDX’s credibility and reputation, the foundation of success in healthcare. Prescience Point seems determined to undermine and impede years of progress achieved by Tim Wright and the current MIMEDX leadership team by again running a costly and distracting campaign to destabilize the Company’s Board and the progress MIMEDX leaders are making on key initiatives. Mr. Asbahi’s commentary only reinforces the Board’s belief that Prescience Point’s interests are short-term and not aligned with those of all shareholders. We urge all shareholders to protect their investment in MIMEDX by continuing to support our highly qualified, broadly experienced Board.

While Prescience Point attempts to distract shareholders with misleading facts and statements, their public comments betray their true motivation – Mr. Asbahi and Prescience Point explicitly stated their interest in a sale of AMNIOFIX or the entire business later this year. Why? Mr. Asbahi is motivated by his fund’s extreme concentration in MIMEDX. As of March 28, 2022, approximately 47% of its estimated assets under management (AUM) were invested in MIMEDX, an ownership stake that guarantees every decision he makes will be to serve his own interests and not those of all shareholders. While the Board is open to all opportunities to maximize value, including M&A, any decisions need to be valuation based, not timing based.

In his public communications, Mr. Asbahi brazenly asserts that MIMEDX should disregard the numerous factors and milestones required for success when describing the market opportunity for our products. There are simply no short cuts in this business. The Board believes the long term strategy we have chosen is in the best interests of our shareholders. The fundamentals of our growth strategy are driving strong performance and value creation. The Company recently reported its third consecutive quarter of double-digit growth in our continuing portfolio of products, and has outlined a path for sustainable 11-14% annual growth based on market development, international expansion, and new product innovation. We are taking meaningful steps to accelerate the start of trial enrollment in our planned Knee

Osteoarthritis clinical program, lining up industry-leading clinical and scientific resources to augment our own efforts, and as we continue to execute against our stated objectives and navigate our next phase of growth we are even better positioned for the future.

Don’t Let Prescience Point Distract You from the Truth: Eiad Asbahi is Seeking Control of MIMEDX and his Background Disqualifies Him from Serving on our Board

Conspicuously missing from Prescience Point’s recent filings and press releases is Mr. Asbahi’s demand that MIMEDX appoint him Board Chair and give his associate, Chris Li, another seat on the Board. Mr. Asbahi went so far as to threaten launching this withhold campaign if the MIMEDX Board declined to unilaterally appoint him as Board Chair, and instead said an offer to meet with the Nominating and Corporate Governance Committee was not “a productive use of their time.”

Make no mistake, Mr. Asbahi is not qualified to serve on the MIMEDX Board in any capacity. The Board carefully reviewed Mr. Asbahi’s qualifications last year when he first nominated himself for election at the 2021 Annual Meeting. The Board determined that his lack of public company, board and applicable life sciences industry experience would make him unqualified for our Board.

Moreover, the Company concluded that Mr. Asbahi cannot meet the Company’s ethical standards for directors in light of his criminal record, which, in the Company’s opinion, continues to disqualify him from board membership. Specifically, in its review of his background, the Board discovered that Mr. Asbahi pled guilty to criminal possession of three 360 mil bottles of Gamma Butyrolactactone (GBL), a List 1 controlled chemical and analogue of Gamma Hydroxybutyric Acid (GHB), a Schedule I controlled substance, which he admitted to ordering online and possessing. A publicly filed Factual Statement in the criminal case, which was signed by Mr. Asbahi, made clear that he purchased GBL using his mother’s credit card and under an assumed name, Francis Kimble.

Unethical and criminal conduct would disqualify anyone from serving on MIMEDX’s Board. Mr. Asbahi’s conduct involving such a serious controlled substance, and the fraudulent lengths he went to obtain it, in our view, shows that he is entirely unfit to serve on the board of this, or any other, life sciences company.

MIMEDX has worked diligently to rebuild its reputation and re-introduce ethics, accountability and credibility to the Board room. Do not let Prescience Point and Mr. Asbahi destroy that progress.

Mr. Asbahi also continues to criticize the Company’s decision to raise capital in order to fund growth. While navigating the impacts of the COVID-19 pandemic, MIMEDX stabilized and strengthened its balance sheet with a capital raise of $150 million in 2020, comprised of a $100 million equity financing led by EW Healthcare Partners and a $50 million debt financing provided by Hayfin Capital Management LLP, which signified a clear turning point for the business. The transaction was the culmination of an extensive review of potential financing alternatives by the Board, in consultation with the Company’s professional and financial advisors. These additional resources provided the Company with the necessary capital to enhance its R&D, manufacturing and commercial organizations, with additional flexibility to pursue attractive growth opportunities afforded by the Company’s amniotic tissue products.

Through their efforts to destabilize the Board by conducting a distracting “withhold” campaign this year, Prescience Point is telegraphing their intention to launch yet another costly and disruptive proxy contest AGAIN at next year’s annual meeting, when shareholders will vote on five directors. Prescience Point already handpicked three directors as part of its settlement with the Company in 2019 and while Mr. Asbahi criticizes the number of MIMEDX directors nominated by EW Healthcare Partners, a nearly 20% shareholder, investors should consider that Prescience Point is positioning itself to nominate nearly half of the MIMEDX Board while only holding 6.7% of the Company’s outstanding shares. Furthermore, Prescience Point has a troubling pattern of sales including approximately 1.5 million MIMEDX shares between July 13, 2021 and April 20, 2022; this increased concentration in MIMEDX places an increasing pressure on him to get the Company sold. These are not the actions nor the motivations of a committed, long-term investor. In fact, in its most recent press release, Prescience Point criticizes EW Healthcare for taking a long-term view of value creation.

Prescience Point spends a significant portion of its press release criticizing the Company’s executive compensation program, which has been rigorously structured in alignment with widely accepted best practices within our industry, taking into account competitive market data, business performance, and individual performance, along with critical needs, skill sets and succession planning. The MIMEDX Compensation Committee, based on the input and expertise of an independent third party compensation consultant, applies best judgement and discretion in establishing targeted pay levels – which are well within the average range in comparison with our peer group – and is focused on attracting and retaining best-in-class talent at all levels in our Company.

MIMEDX has gone even farther to ensure alignment between management’s goals and shareholder interests within the Company’s compensation program. For example, as outlined in our 2022 proxy statement, the Company has recently made more of executives’ total compensation subject to risk. If performance criteria are not met, those performance stock units granted in 2022 simply will not vest. Furthermore, despite misstatements from Prescience Point, NONE of the Company’s executive officers received annual cash bonuses at their 2021 target levels, in part due to the decline in the Company’s stock price.

The Board and management team recognize that recent market headwinds and product setbacks have negatively impacted the Company’s stock price performance, and are frustrated with the Company’s current valuation. That said, MIMEDX is confident in the steps we are taking to advance our strategy as outlined at the Company’s recent Investor Day, held in December 2021.

Finally, while Prescience Point and Mr. Asbahi attempt to conflate the impact of extreme market volatility following multiple pandemic years and major macroeconomic uncertainty on MIMEDX’s share price with the Company’s performance, it is simply not true. As of May 6, 2022, MIMEDX’s peers’ stocks are down 56% on average in the last 12 months reflecting the challenging market environment; MIMEDX has traded down in a similar range. MIMEDX has worked to correct course and has been delivering strong, consistent operational and financial results despite challenging macroeconomic headwinds. The experience, expertise and commitment of the MIMEDX leadership team, as overseen by your world-class Board of Directors, will only help position the Company for future success and value creation.

DO NOT PUT YOUR INVESTMENT AT RISK. Prescience Point is NOT acting in the interests of ALL shareholders.

The MIMEDX Annual Meeting of Shareholders will be held on June 7, 2022. MIMEDX shareholders are urged to protect the value of their investments by voting “FOR” the Board’s nominees – Dr. Phyllis Gardner and Mr. James L. Bierman – and “FOR” all proposals using the WHITE proxy card they will be receiving shortly.

About MIMEDX
MIMEDX is a transformational placental biologics company, developing and distributing placental tissue allografts with patent-protected, proprietary processes for multiple sectors of healthcare. As a pioneer in placental tissue engineering, we have both a commercial business, focused on addressing the needs of patients with acute and chronic non-healing wounds, and a promising late-stage pipeline targeted at decreasing pain and improving function for patients with degenerative musculoskeletal conditions. We derive our products from human placental tissues and process these tissues using our proprietary methods, including the PURION® process. We employ Current Good Tissue Practices, Current Good Manufacturing Practices, and terminal sterilization to produce our allografts. MIMEDX has supplied over two million allografts, through both direct and consignment shipments. For additional information, please visit www.mimedx.com.

Important Cautionary Statement

This press release includes forward-looking statements. Statements regarding: (i) our belief that the long term strategy we have chosen is in the best interests of our shareholders; (ii) our belief that as we continue to execute against our stated objectives and navigate our next phase of growth, we are well positioned for the future; and (iii) our belief that the experience, expertise and commitment of the MIMEDX leadership team, as overseen by our Board of Directors, will help position the Company for further future success and value creation. Additional forward-looking statements may be identified by words such as "believe," "expect," "may," "plan," “goal,” “outlook,” "potential," "will," "preliminary," and similar expressions, and are based on management's current beliefs and expectations.

Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ from expectations include: (i) future sales are uncertain and are affected by competition, access to customers, patient access to healthcare providers, and many other factors; (ii) the status, timing, results and expected results of the Company’s clinical trials, planned regulatory submissions and regulatory approvals, and our expectations regarding our ability to potentially accelerate the timing of any trial or regulatory submission, depend on a number of factors including favorable trial results, patient access, and our ability to manufacture in accordance with Current Good Manufacturing Practices (CGMP) and appropriate chemistry and manufacturing controls; (iii) the Company may change its plans due to unforeseen circumstances, or delays in analyzing and auditing results, and may delay or alter the timeline for future trials, analyses, or public announcements; (iv) our access to hospitals and health care provider facilities could be restricted as a result of the ongoing COVID-19 pandemic or other factors; (v) the results of scientific research are uncertain and may have little or no value; (vi) our ability to sell our products in other countries depends on a number of factors including adequate levels of reimbursement, regulatory approvals, market acceptance of novel therapies, and our ability to build and manage a direct sales force or third party distribution relationship; (vii) the effectiveness of amniotic tissue as a therapy for particular indications or conditions is the subject of further scientific and clinical studies; and (viii) we may alter the timing and amount of planned expenditures for research and development based on the results of clinical trials and other regulatory developments. The Company describes additional risks and uncertainties in the Risk Factors section of its most recent annual report and quarterly reports filed with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and the Company assumes no obligation to update any forward-looking statement.

Important Additional Information

The Company, its directors, director nominees and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the 2022 annual meeting of shareholders (the “2022 Annual Meeting”). The Company has filed a definitive proxy statement and a WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the 2022 Annual Meeting contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors, director nominees and executive officers in the matters to be acted upon at the 2022 Annual Meeting. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company’s website at www.mimedx.com or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2021. Shareholders are able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge on the Company’s website at www.mimedx.com.

Contacts

Investors:
Jack Howarth
Investor Relations
404-360-5681
jhowarth@mimedx.com

Media:
Hilary Dixon
Corporate & Strategic Communications
404-323-4779
hdixon@mimedx.com